Exhibit 99.1

NEWS for Immediate Release

MANITOWOC FINISHES 2006 WITH RECORD SALES,
EARNINGS, AND CASH GENERATION

•                  Fourth-quarter revenue increased 32 percent to $775 million

•                  Fourth-quarter diluted earnings from continuing operations, before special items, were $0.69 per share, an increase of 188 percent from 2005

•                  Crane segment backlog increases to $1.5 billion

•                  Full-year Economic Value-Added® increased more than $100 million from 2005

•                  Fourth-quarter cash from continuing operations of $165 million brings 2006 total cash generation to $294 million

MANITOWOC, Wis. — January 30, 2007 — The Manitowoc Company (NYSE: MTW) today reported outstanding results for the quarter ended December 31, 2006. As a result, the company’s fiscal 2006 results set records for sales, earnings per share, and cash generation.  For the most-recent quarter, net sales increased 32 percent to $775.2 million from $589.3 million during the fourth quarter of 2005.  Reported earnings per diluted share were $0.69 for the fourth quarter of 2006 compared to $0.30 for the fourth quarter of 2005.

Earnings per diluted share from continuing operations before special items for the fourth quarter of 2006 increased 188 percent to $0.69, up from $0.24 for the fourth quarter of 2005.  A reconciliation of GAAP earnings to earnings before special items for the three and 12 months ended December 31, 2006 and 2005 is included later in this release.

For the 12 months ended December 31, 2006, the company’s net sales totaled $2.9 billion, an increase of more than 30 percent from fiscal 2005.  Earnings per share from continuing operations before special items totaled $2.81 for the 2006 fiscal year, an increase of 134 percent from $1.20 in the prior year, and 2006 full year cash from operations totaled $294.1 million, up 176 percent from $106.7 million in 2005.  All three metrics set new records and greatly exceeded prior records from the company’s 104-year history.  Reported GAAP earnings per diluted share were $2.65 for the full year ended December 31, 2006 compared to reported GAAP earnings per diluted share of $1.07 for the same period in 2005.

“Our financial and shareholder performance in 2006 is the direct result of our long-held strategy to build a global leadership position in the lifting industry,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “We believed then that the lifting industry would experience a strong increase in activity and product demand, and today’s market environment validates that belief.  Manitowoc’s broad product line and global footprint have positioned the company very well to continue to enjoy the benefits of strong market demand.”

“Our Foodservice business encountered several headwinds during 2006 and has a clear plan for improvement in 2007.  Despite the current challenges, this business provides our highest margins and is a key element of Manitowoc’s future growth strategy,” Growcock said.  “The Marine segment executed a solid turnaround in 2006.  The launch of the Navy’s Littoral Combat Ship was a milestone in naval shipbuilding, and that program represents an excellent long-term opportunity for our Marine business.  Our current slate of commercial projects, all with equitable contract terms, provides an excellent base for operations in 2007 and beyond.”

Business Segment Results

Fourth-quarter 2006 net sales in the Crane segment increased 38 percent to $604.6 million, from $438.9 million in the fourth quarter of 2005.  Operating earnings for the fourth quarter of 2006 increased 159 percent to a record $77.6 million, from $30.0 million in the same period last year.  The strength of the Crane segment’s end markets is reflected in its backlog, which totaled $1.5 billion at year-end, an increase of 10 percent from September 30, 2006, and up 77 percent from December 31, 2005.

“The Crane segment continues to drive outstanding financial performance through its global positioning and strong product line,” Growcock said.  “Our operating margin of 12.8 percent for the quarter and 12.6 percent for the full year reflects the operating leverage inherent in a world-class manufacturing organization.  The Crane segment intends to meet the strong demand for its products by focusing on optimizing current facility utilization and by leveraging external resources.  The effectiveness of this strategy is shown by the ability to grow the backlog while maintaining delivery schedules that meet customer requirements.”

In the Foodservice segment, fourth-quarter 2006 net sales increased 4 percent to $94.0 million from $90.8 million in the fourth quarter of last year.  Operating earnings for the fourth quarter of 2006 were $9.2 million, a decrease of 16 percent from the same period in 2005.  Operating profit was adversely affected by commodity cost increases, weakness in beverage equipment sales, and investments in an ERP system.

“The recent decline in Foodservice segment profitability can be attributed to several factors that we will actively address in 2007,” Growcock said.  “Sales of beverage equipment by our Foodservice segment in the U.S. have been flat over several quarters in anticipation of a major national refresh program that is expected to commence in the second half of 2007.  The consolidation of our refrigeration operations into a single plant in late 2005 should yield the anticipated operational efficiencies in 2007 as we have re-engineered that facility to scale the plant’s workforce and manufacturing processes to match its new requirements.  Finally, we expect to see the benefits of an ERP system that required both capital and management focus during 2006.  These factors have muted the excellent performance of our ice business, which has gained North American market share during 2006 and is building on a reputation for excellence in Asia.”

Revenues for the Marine segment during the fourth quarter of 2006 rose 29 percent to $76.6 million from $59.6 million in the fourth quarter of 2005.  Operating earnings for Marine were $3.4 million in the 2006 quarter compared to an operating loss of $10.1 million in the fourth quarter of 2005.

“The Marine segment completed an outstanding turnaround in 2006,” Growcock said.  “Our team at Marinette Marine launched FREEDOM, the Navy’s first Littoral Combat Ship, while simultaneously implementing a business process improvement program.  The benefits of the new processes are creating a foundation for far greater operational success in 2007 and beyond.  In addition to our important government contracts, Marine has a solid backlog of commercial contracts and a growing list of satisfied customers,” Growcock said.

Strategic Priorities

“The strategic priorities that drove our extraordinary growth in 2006 will serve as Manitowoc’s roadmap for 2007,” Growcock said.  “We are adding a seventh priority in 2007 — World-Class Global Aftermarket Support.  The company is well positioned to address each priority, and our recent activities are outlined below.”

Growth:  The Crane segment will serve as the company’s primary growth driver in 2007 as the global construction industry continues to require best-in-class lifting equipment.  The company expects that this key business will experience revenue growth of more than 20 percent in 2007, driven by its global manufacturing base that provides faster delivery times and products tailored to regional requirements. In addition and equally as important, we remain committed to both organic and external growth in our Foodservice segment.

Innovate:  In addition to its current broad slate of lifting products, Manitowoc Crane Group will soon showcase one of the most innovative crane designs in the past 30 years.  Designated the GTK1100, this new lifting system combines the technologies of our Manitowoc, Grove, and Potain product lines to provide unprecedented lift, reach, and mobility.  The groundbreaking product will be on display in April at the Bauma trade show in Munich, Germany. In our Foodservice segment, we expect to introduce more than 30 new ice, beverage, and refrigeration products in 2007, many of which will coincide with the National Restaurant Association and NAFEM trade shows.

Customer Focus:  Our commitment to customers is best illustrated by Manitowoc Foodservice’s development of the IcePic, which allows convenience stores to provide both cube and crushed ice from the same machine. This was a direct outcome of our

“voice of the customer” process. Manitowoc Foodservice will also enhance its customer focus throughout 2007 by expanding its ERP initiative to include its China business.

Excellence in Operations:  Our investments in Chinese manufacturing facilities and our global sourcing teams give Manitowoc a global advantage. This advantage extends beyond manufacturing costs; it provides access to markets and suppliers that would not have been practical for us 10 years ago.  This global focus will continue to evolve to anticipate the future needs of our customers and ensure that a decade from now Manitowoc can continue to provide even greater levels of technology, service, and value than it does today.

People and Organizational Development: Manitowoc’s long-term commitment to safety resulted in two extraordinary achievements in 2006:  total lost-time accidents were lower than the prior year despite higher total manufacturing hours worked, and all three business segments achieved worker safety rates better than their respective industries.  Particularly impressive was the performance at Foodservice, which had no lost-time accidents during 2006.  We will maintain our focus on safety as well as continued leadership development programs that cultivate the people and skills that our growth plans require.

World-Class Global Aftermarket Support: Programs such as Crane CARE and our partnerships with thousands of dealers and technicians in the foodservice industry create a powerful support network. This serves as a strategic differentiator between Manitowoc and our established competitors, as well as new entrants to our markets from emerging economies.

Create Value:  We gauge our success as managers through the use of Economic Value- Added (EVA®), a methodology that measures the effectiveness of capital that is invested in the company.  Our investments in the Crane segment are generating outstanding returns in EVA, with a full-year contribution more than $100 million greater than 2005.  All three business segments were positive EVA contributors for the year, and we expect 2007 total company EVA to increase more than 50 percent from the record set in 2006.

Earnings Guidance

“Based on our current outlook, we are tightening our 2007 earnings guidance to a new range of $3.85 to $4.00 per share, excluding special items,” said Growcock. “The new range represents an increase of 37 percent to 42 percent from our record 2006 results. All other elements, as communicated during our November 28th investor day, remain unchanged.”

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items.  In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to net earnings according to GAAP as follows (in millions, except per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net earnings	$43.9	$18.2	$166.2	$65.8
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	—	(0.7)	0.3	(0.9)
Gain on sale or closure of discontinued operation	—	(9.6)	—	(5.8)
Restructuring and plant consolidation	—	—	—	2.1
Marine claim reserve	—	6.6	—	6.6
Early extinguishment of debt	—	—	9.4	5.9
Post acquisition claim settlement	—	—	(0.8)	—
Costs related to Enodis acquisition activity	—	—	1.4	—
Earnings from continuing operations before special items	$43.9	$14.5	$176.5	$73.7

Diluted earnings per share	$0.69	$0.30	$2.65	$1.07
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	—	(0.01)	0.01	(0.02)
Gain on sale or closure of discontinued operation	—	(0.16)	—	(0.10)
Restructuring and plant consolidation	—	—	—	0.04
Marine claim reserve	—	0.11	—	0.11
Early extinguishment of debt	—	—	0.15	0.10
Post acquisition claim settlement	—	—	(0.01)	—
Costs related to Enodis acquisition activity	—	—	0.02	—
Diluted earnings per share from continuing operations before special items	$0.69	$0.24	$2.81	$1.20

Upcoming Investor Events

On January 31 at 10:00 a.m. EST (9:00 a.m. CST), Manitowoc senior management will discuss its quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form. A replay of the conference call will be available at the same location on the Web site.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

— anticipated changes in revenue, margins, and costs,

— new crane and foodservice product introductions,

— successful and timely implementation of ERP systems,,

— foreign currency fluctuations,

— increased raw material prices

— the risks associated with growth,

— geographic factors and political and economic risks,

— actions of company competitors,

— changes in economic or industry conditions generally or in the markets served by our companies,

— anticipated refresh/renovation plans by national restaurant accounts,

— efficiencies and capacity utilization at our facilities,

— work stoppages and labor negotiations,

— government approval and funding of projects,

— the ability of our customers to receive financing, and

— the ability to complete and appropriately integrate restructurings, consolidations,  acquisitions, divestitures, strategic    alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended September 30, 2006.

For more information:
Carl J. Laurino
Senior Vice President
& Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2006 and 2005

(In millions, except per-share data)

INCOME STATEMENT

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$775.2	$589.3	$2,933.3	$2,254.1
Cost of sales	604.4	489.0	2,286.0	1,832.2
Gross profit	170.8	100.3	647.3	421.9

Engineering, selling and administrative expenses	91.6	76.7	341.6	282.3
Amortization expense	0.9	0.7	3.3	3.1
Restructuring and plant consolidation costs	—	—	—	3.2
Operating earnings	78.3	22.9	302.4	133.3
Interest expense	(10.3)	(13.3)	(46.3)	(53.8)
Loss on debt extinguishment	—	—	(14.4)	(9.1)
Other income (expense) - net	(0.9)	0.4	3.2	3.5
Earnings from continuing operations before taxes on income	67.1	10.0	244.9	73.9
Provision for taxes on income	23.2	2.1	78.4	14.8

Earnings from continuing operations	43.9	7.9	166.5	59.1
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	—	0.7	(0.3)	0.9
Gain on sale or closure of discontinued operations, net of income taxes	—	9.6	—	5.8

NET EARNINGS	$43.9	$18.2	$166.2	$65.8

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.71	$0.13	$2.72	$0.98
Earnings (loss) from discontinued operations, net of income taxes	—	0.01	(0.01)	0.02
Gain on sale or closure of discontinued operations, net of income taxes	—	0.16	—	0.10
BASIC EARNINGS PER SHARE:	$0.71	$0.30	$2.71	$1.09

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.69	$0.13	$2.65	$0.96
Earnings (loss) from discontinued operations, net of income taxes	—	0.01	(0.01)	0.02
Gain on sale or closure of discontinued operations, net of income taxes	—	0.16	—	0.10
DILUTED EARNINGS PER SHARE	$0.69	$0.30	$2.65	$1.07

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	61,910	60,570	61,225	60,293
Average Shares Outstanding - Diluted	63,456	62,096	62,786	61,526

SEGMENT SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales from continuing operations:
Cranes and related products	$604.6	$438.9	$2,235.4	$1,628.7
Foodservice equipment	94.0	90.8	415.4	399.6
Marine	76.6	59.6	282.5	225.8
Total	$775.2	$589.3	$2,933.3	$2,254.1

Operating earnings (loss) from continuing operations:
Cranes and related products	$77.6	$30.0	$280.6	$115.5
Foodservice equipment	9.2	10.9	56.2	58.1
Marine	3.4	(10.1)	11.3	(9.2)
General corporate expense	(11.0)	(7.2)	(42.4)	(24.8)
Amortization	(0.9)	(0.7)	(3.3)	(3.1)
Restructuring and plant consolidation costs	—	—	—	(3.2)
Total	$78.3	$22.9	$302.4	$133.3

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2006 and 2005

(in millions)

BALANCE SHEET

ASSETS
	December 31,	December 31,
	2006	2005
Current assets:
Cash and temporary investments	$176.1	$231.8
Accounts receivable - net	285.2	243.2
Inventories - net	492.4	331.5
Other current assets	189.0	146.9
Total current assets	1,142.7	953.4

Property, plant and equipment - net	398.9	353.9
Intangible assets - net	622.1	569.5
Other long-term assets	55.8	85.0
TOTAL ASSETS	$2,219.5	$1,961.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$839.6	$591.8
Short-term borrowings	4.1	19.4
Product warranties	59.6	47.3
Product liabilities	32.1	31.8
Total current liabilities	935.4	690.3

Long-term debt	264.3	474.0
Other non-current liabilities	245.3	254.2
Stockholders’ equity	774.5	543.3
TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$2,219.5	$1,961.8

CASH FLOW SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Net earnings	$43.9	$18.2	$166.2	$65.8
Non-cash adjustments	(0.4)	23.9	70.9	73.7
Changes in operating assets and liabilities	121.7	35.6	57.3	(19.0)
Net cash provided by operating activities of continuing operations	165.2	77.7	294.4	120.5
Net cash used for operating activities of discontinued operations	—	(4.6)	(0.3)	(13.8)
Net cash provided by operating activities	165.2	73.1	294.1	106.7
Capital expenditures	(29.1)	(20.0)	(67.6)	(54.9)
Restricted cash	(15.1)	—	(15.1)	—
Business acquisition - net of cash acquired	—	—	(48.1)	—
Proceeds from sale of fixed assets	5.3	7.6	10.3	15.1
Net cash provided by discontinued operations	—	28.3	—	28.3
Proceeds (payments) on borrowings - net	(73.9)	5.8	(241.4)	(52.9)
Proceeds (payments) from receivable financing - net	(11.1)	14.3	(15.4)	14.2
Debt issuance costs	(0.2)	—	(0.2)	(1.8)
Dividends paid	(2.2)	(2.1)	(8.6)	(8.4)
Stock options exercised	21.6	2.6	30.2	10.8
Effect of exchange rate changes on cash	2.2	(0.4)	6.1	(3.9)
Net increase (decrease) in cash & temporary investments	$62.7	$109.2	$(55.7)	$53.2